Exhibit 99.1

News from America’s Seating Specialist

Flexsteel Industries, Inc. Names Three to the Board of Directors

Dubuque, IA – December 8, 2010 – Flexsteel Industries, Inc. (NASDAQ:FLXS)

On December 6, 2010, Thomas M. Levine, Robert J. Maricich, and Nancy E. Uridil were named to the Board of Directors of Flexsteel Industries, Inc.

L. Bruce Boylen, Chairman of the Board commented on the appointment of the new directors, “It is a great pleasure for Flexsteel to welcome Mr. Levine, Mr. Maricich, and Ms. Uridil to our Board of Directors.  The new directors bring distinct, extensive and relevant expertise to our Board.  We appreciate their commitment of time and talent to Flexsteel’s success.  These directors will continue the Flexsteel tradition of extraordinary board leadership.”

Thomas M. Levine is an independent management advisor based in Pittsburgh, Pennsylvania.  Mr. Levine has more than thirty-five years of business management and legal experience.  He has served on both public and private company boards and is currently serving on the boards of various private companies.  Mr. Levine counsels businesses in a number of areas, including strategic planning, acquisitions, and other initiatives to improve shareholder value.

Robert J. Maricich is the President and CEO of World Market Center Ventures LLC, Las Vegas, Nevada.  Throughout the past thirty years, Mr. Maricich has developed a comprehensive understanding of the furniture industry.  He has furniture expertise in engineering, manufacturing, product development and sourcing, sales, and marketing.  Mr. Maricich is a passionate leader for the furniture industry and has served and is currently serving on industry association boards.

Nancy E. Uridil is the Senior Vice President of Moen Incorporated, North Olmsted, Ohio, responsible for global sourcing, manufacturing, worldwide distribution and logistics, engineering, and quality.  Educated as an engineer, she expanded her business knowledge and expertise serving Procter & Gamble, Mary Kay, Inc., and Estee Lauder Companies in various leadership roles.  Ms. Uridil offers a unique blend of business talents and has successfully demonstrated her ability to deliver top and bottom line results.

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929.  Flexsteel is a designer, manufacturer, importer, and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality, and healthcare markets.  All products are distributed nationally.

CONTACT:	Flexsteel Industries, Inc., Dubuque, Iowa Timothy E. Hall, 563-585-8392

POST OFFICE BOX 877 ■ DUBUQUE, IOWA 52004-0877 ■ 563 ▪ 566 ▪ 7730/TELEPHONE ■ 563 ▪ 556 ▪ 8345/FAX